As filed with the Securities and Exchange Commission on April 17, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FORUM ENERGY TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	61-1488595
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

920 Memorial City Way, Suite 800

Houston, Texas 77024

(Address of principal executive offices, including zip code)

Forum Energy Technologies, Inc. 2010 Stock Incentive Plan

(Full title of the plan)

James L. McCulloch

Senior Vice President, General Counsel and Secretary

Forum Energy Technologies, Inc.

920 Memorial City Way, Suite 800

Houston, Texas 77024

(281) 949-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value per share	18,500,000 shares	$21.865	$404,502,500.00	$46,356.00

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Forum Energy Technologies, Inc.’s (the “Registrant’s”) common stock, $0.01 par value per share (“Common Stock”) that become issuable under the 2010 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act. The maximum offering price per share and the maximum aggregate offering price are based on a price of $21.865 per share, which is the average of the high and low sales prices of shares of Common Stock on the New York Stock Exchange on April 13, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Forum Energy Technologies, Inc. (the “Registrant” or the “Company”) will send or give to all participants in the Forum Energy Technologies, Inc. 2010 Stock Incentive Plan (the “Plan”) the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Form S-8 Registration Statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Company with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a) The Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act relating to the Company’s Registration Statement on Form S-1, originally filed with the Commission on September 1, 2011, including any amendments thereto (the “Registration Statement”);

(b) All other reports filed by the Company with the Commission since the end of the fiscal year covered by the Registration Statement on Form S-1 referred to in (a) above, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934;

(c) The description of the Company’s Common Stock, par value $0.01 per share, contained in the Company’s Registration Statement, including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection therewith.

Section 145(d) of the DGCL provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Section 145(a) and (b). The determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation as authorized in Section 145. The expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon those terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145.

Section 145(k) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Amended and Restated Certificate of Incorporation and Bylaws

The Company’s amended and restated certificate of incorporation provides that a director will not be liable to the Company or its stockholders for monetary damages to the fullest extent permitted by the DGCL. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided for in the certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. The Company’s amended and restated certificate of incorporation also contains indemnification rights for the directors and officers. Specifically, the amended and restated certificate of incorporation provides that the Company shall indemnify its officers and directors to the fullest extent authorized by the DGCL.

The Company’s amended and restated bylaws will provide that the Company will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

Certain Other Arrangements

The Company has obtained directors’ and officers’ insurance to cover its directors, officers and some employees for certain liabilities.

Each of the Company’s current and former directors and officers (and that of Allied Production Services, Inc. (“Allied”), Global Flow Technologies, Inc. (“Global Flow”), Triton Group Holdings, LLC (“Triton”) and Subsea Services International, Inc. (“Subsea”) and their respective subsidiaries, as applicable), are indemnified pursuant to an indemnification agreement and to the fullest extent possible under law against all losses pertaining to certain actions taken by them, or failures to act, while serving in those capacities before the transaction that combined each of the entities with the Company (the “Combination”). For six years after the Combination, the Company will honor all rights to indemnification under its own charter and that of the Allied charter, the Global Flow charter, the Triton LLC agreement and the Subsea charter, and any of the Company’s indemnification agreements or that of Allied, Global Flow, Triton and Subsea existing in favor of any of the Company’s current or former directors or officers or that of Allied, Global Flow, Triton and Subsea arising from any act or omission occurring prior to the closing of the Combination. Pursuant to these proposed agreements, if an officer or director makes a claim of indemnification to the Company, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) the Company to indemnify the officer or director.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description

4.1	Third Amended and Restated Certificate of Incorporation of Forum Energy Technologies, Inc. (incorporated by reference to Exhibit 3.2 to Amendment No. 5 to the Company’s Registration Statement on Form S-1 filed on March 29, 2012)

4.2	Form of Second Amended and Restated Bylaws of Forum Energy Technologies, Inc. (incorporated by reference to Exhibit 3.4 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 filed on December 29, 2011)

4.3	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. Amendment No. 3 to the Company’s Registration Statement on Form S-1 filed on December 29, 2011)

4.4	Amended and Restated Stockholders Agreement dated as of August 2, 2010 by and among the Company and certain of its stockholders, as amended (incorporated by reference to Exhibit 4.2 to Company’s Registration Statement on Form S-1 filed on September 1, 2011)

4.5	Registration Rights Agreement dated as of August 2, 2010 by and among Forum Energy Technologies and the other parties thereto (included as Exhibit B to Exhibit Number 4.4 above) (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1 filed on September 1, 2011)

4.6	Forum Energy Technologies, Inc. 2010 Stock Incentive Plan (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1 filed on September 1, 2011)

5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

23.1*	Consent of PricewaterhouseCoopers LLP (Forum Energy Technologies, Inc.)

23.2*	Consent of Ernst & Young LLP (Allied Production Services, Inc.)

23.3*	Consent of Pannell Kerr Forster of Texas, P.C. (Subsea Services International, Inc.)

23.4*	Consent of Deloitte LLP (Triton Group Holdings LLC)

23.5*	Consent of UHY LLP (Davis-Lynch, Inc.)

23.6*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature pages of this Registration Statement)

*	filed herewith

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and agrees to be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 17, 2012.

FORUM ENERGY TECHNOLOGIES, INC.

By:	/s/ C. Christopher Gaut
C. Christopher Gaut
President, Chief Executive Officer and Chairman of the Board

Each person whose signature appears below appoints C. Christopher Gaut, James W. Harris and James L. McCulloch, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Christopher Gaut Christopher Gaut	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	April 17, 2012

/s/ James W. Harris James W. Harris	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer )	April 17, 2012

/s/ Evelyn M. Angelle Evelyn M. Angelle	Director	April 17, 2012

/s/ David C. Baldwin David C. Baldwin	Director	April 17, 2012

/s/ John A. Carrig John A. Carrig	Director	April 17, 2012

/s/ Michael McShane Michael McShane	Director	April 17, 2012

/s/ Franklin Myers Franklin Myers	Director	April 17, 2012

/s/ Louis Raspino, Jr. Louis Raspino, Jr.	Director	April 17, 2012

/s/ John Schmitz John Schmitz	Director	April 17, 2012

/s/ Andrew L. Waite Andrew L. Waite	Director	April 17, 2012

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Third Amended and Restated Certificate of Incorporation of Forum Energy Technologies, Inc. (incorporated by reference to Exhibit 3.2 to Amendment No. 5 to the Company’s Registration Statement on Form S-1 filed on March 29, 2012)

4.2	Form of Second Amended and Restated Bylaws of Forum Energy Technologies, Inc. (incorporated by reference to Exhibit 3.4 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 filed on December 29, 2011)

4.3	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. Amendment No. 3 to the Company’s Registration Statement on Form S-1 filed on December 29, 2011)

4.4	Amended and Restated Stockholders Agreement dated as of August 2, 2010 by and among the Company and certain of its stockholders, as amended (incorporated by reference to Exhibit 4.2 to Company’s Registration Statement on Form S-1 filed on September 1, 2011)

4.5	Registration Rights Agreement dated as of August 2, 2010 by and among Forum Energy Technologies and the other parties thereto (included as Exhibit B to Exhibit Number 4.4 above) (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1 filed on September 1, 2011)

4.6	Forum Energy Technologies, Inc. 2010 Stock Incentive Plan (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1 filed on September 1, 2011)

5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

23.1*	Consent of PricewaterhouseCoopers LLP (Forum Energy Technologies, Inc.)

23.2*	Consent of Ernst & Young LLP (Allied Production Services, Inc.)

23.3*	Consent of Pannell Kerr Forster of Texas, P.C. (Subsea Services International, Inc.)

23.4*	Consent of Deloitte LLP (Triton Group Holdings LLC)

23.5*	Consent of UHY LLP (Davis-Lynch, Inc.)

23.6*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature pages of this Registration Statement)

*	filed herewith